Exhibit 99.1

CONTACTS: Julie Blystone Renaissance Learning, Inc. Toll free office: (800) 200-4848 Fax: (608) 664-3882 E-mail: pr@renlearn.com	FOR IMMEDIATE RELEASE Manish Kothari AlphaSmart, Inc. Office: (408) 355-1029 Fax: (408) 355-1055 E-mail: IR@alphasmart.com

RENAISSANCE LEARNING, INC. AND ALPHASMART, INC.

ANNOUNCE EXCHANGE RATE FOR STOCK CONSIDERATION

WISCONSIN RAPIDS, Wis. and LOS GATOS, Calif. – June 22, 2005 – Renaissance Learning®, Inc. (Nasdaq: RLRN) and AlphaSmart, Inc. (Nasdaq: ALSM) announced today that the exchange rate to be used to calculate the stock consideration pursuant to their previously announced merger agreement will be 0.1877 of a share of Renaissance Learning common stock for each share of AlphaSmart common stock exchanged in the merger for Renaissance Learning common stock.

Election and transmittal forms from AlphaSmart stockholders must be received by Wells Fargo Bank, N.A., the exchange agent for the merger, no later than 5:00 p.m. CDST, on June 24, 2005.  AlphaSmart stockholders who do not submit a letter of transmittal and election form by the deadline will be deemed to have made a stock election and will receive Renaissance Learning common stock based on the exchange rate, subject to the pro ration mechanisms described in the proxy statement/prospectus.

On January 25, 2005, Renaissance Learning, a leading provider of daily and periodic progress monitoring systems and school improvement programs for pre-K–12 schools announced the definitive agreement to merge with AlphaSmart, a provider of affordable, portable personal learning solutions for classrooms, in a transaction intended to qualify as a tax-free reorganization valued at approximately $57 million.  As defined in the merger agreement, holders of AlphaSmart common stock have the option to receive $3.75 in cash for each share of AlphaSmart common stock, the number of shares of Renaissance Learning common stock calculated using the exchange rate, or a combination of cash and stock, subject to pro-ration so that the total consideration paid will aggregate no more than 45% stock and no less than 55% cash.

The exchange rate announced today has been calculated by dividing $3.75 by $19.9827, which is the volume weighted average price per share of Renaissance Learning common stock for the 10 consecutive trading days in which such shares were traded on the Nasdaq National Market System ending on June 22, 2005 (the third trading day prior to, but not including, June 27, 2005, the date of the meeting of AlphaSmart’s stockholders to consider the merger).

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For more information, visit www.renlearn.com or www.alphasmart.com.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of research-based school-improvement programs for pre-K-12 schools and districts.  Adopted by more than 67,000 schools, Renaissance Learning daily and periodic progress monitoring systems give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Renaissance Learning has four U.S. locations and subsidiaries in Australia, Canada, India and the United Kingdom.

AlphaSmart, Inc.

AlphaSmart, Inc. is a provider of affordable, portable personal learning solutions for the K–12 classroom.  Its portable computer-companion products are used by students to enhance writing, keyboarding and comprehension, and have been adopted by more than 8,500 school districts in the United States and other countries.  Based in Los Gatos, California, the company was founded in 1992 by former Apple Computer engineers.

Forward-Looking Statements and Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to Renaissance Learning’s definitive agreement to merge with AlphaSmart and the expected closing of that merger.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure to satisfy the closing conditions of the merger agreement and unexpected delays in closing the merger.  Renaissance Learning and AlphaSmart expressly disclaim a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

ADDITIONAL INFORMATION

Renaissance Learning filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) on February 25, 2005, as amended on Form S-4/A on April 13, 2005, May 3, 2005 and May 25, 2005, which included a proxy statement/prospectus and other relevant materials in connection with the proposed acquisition of AlphaSmart by Renaissance Learning. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE PROPOSED ACQUISITION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AlphaSmart at AlphaSmart’s web site at www.alphasmart.com or by contacting AlphaSmart investor relations at IR@alphasmart.com or via telephone at (408) 355-1029. Investors and security holders may obtain free copies of the documents filed with the SEC by Renaissance Learning by directing such requests to Renaissance Learning, Inc., Attention: Corporate Secretary, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54995 or via telephone at (715) 424-3636.

Renaissance Learning, AlphaSmart and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AlphaSmart in connection with the proposed acquisition. Information regarding directors and executive officers of AlphaSmart and Renaissance Learning and their respective interests in the proposed acquisition is available in the proxy statement/prospectus of AlphaSmart and Renaissance Learning described above and other relevant materials filed with the SEC.

Source: Renaissance Learning, Inc.

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